Exhibit 5.1

LEBOEUF, LAMB, GREENE & MACRAE LLP

NEW YORK WASHINGTON, D.C. ALBANY BOSTON CHICAGO HARTFORD HOUSTON JACKSONVILLE PITTSBURGH SAN FRANCISCO	125 WEST 55TH STREET NEW YORK, NY 10019-5389 (212) 424-8000 FACSIMILE: (212) 424-8500	LONDON A MULTINATIONAL PARTNERSHIP PARIS BRUSSELS JOHANNESBURG (PTY) LTD. MOSCOW RIYADH AFFILIATED OFFICE BISHKEK ALMATY BEIJING

July 24, 2006

Energy East Corporation
52 Farm View Drive
New Gloucester, ME 04260-5116

Re:	Energy East Corporation
6.75% Notes due 2036

Ladies and Gentlemen:

We have acted as counsel for Energy East Corporation, a New York corporation (the "Company") in connection with the issue and sale of $250,000,000 aggregate principal amount of its 6.75% Notes due July 15, 2036 (the “Securities”) issued pursuant to the terms of the Underwriting Agreement dated July 18, 2006 (the "Underwriting Agreement") between the Company and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the underwriters of the above Securities. The Securities will be issued pursuant to the Indenture dated as of August 31, 2000 (the "Base Indenture") between the Company and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as trustee (the "Trustee"), as supplemented by the Eighth Supplemental Indenture dated as of July 24, 2006 (the "Eighth Supplemental Indenture" and together with the Base Indenture, the "Indenture"). Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Underwriting Agreement.

In connection with the opinion expressed below, we have examined (a) the registration statement on Form S-3 (File No. 333-106292), including the prospectus (together with the documents incorporated by reference therein, the "Registration Statement"), which was filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations"), (b) the Company's preliminary prospectus supplement related to the Securities, as filed with the Commission on July 18, 2006 (the "Preliminary Prospectus Supplement") and prospectus supplement related to the Securities as filed in final form with the Commission on July 20, 2006 pursuant to Rule 424(b) of the Rules and Regulations (such prospectus supplement, together with the prospectus dated July 24, 2003 and the documents incorporated by reference in the prospectus and prospectus supplement, the "Prospectus"), (c) the free writing prospectus dated July 18, 2006, relating to the Final Term Sheet setting forth the terms of the Securities in the form filed with the Commission on July 18, 2006 pursuant to Rule 433 under the Act (the "Free Writing Prospectus"), (d) an executed copy of the Underwriting Agreement, (e) executed copies of the Indenture and the Eighth Supplemental Indenture, (f) an executed copy of the certificate representing the Securities, (g) a copy of the restated certificate of incorporation of the Company, as amended, in effect on the date hereof, certified by the Secretary of the Company, (h) a copy of the by-laws of the Company in effect on the date hereof, certified by the Secretary of the Company and (i) a copy of the resolutions adopted by the Board of Directors in connection with the above Securities, certified by the Secretary of the Company. In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, agreements, documents, certificates and other instruments, and reviewed such questions of law, as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.

Banc of America Securities LLC
Wachovia Capital Markets, LLC
July 24, 2006

In such examination and reliance, we have assumed, with your approval and without independent investigation the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have, when relevant facts were not independently established, relied upon the materials referred to in the immediately preceding paragraph.

Based upon and subject to the foregoing and subject to the further limitations and qualifications set forth herein, we are of the opinion that:

The Securities have been duly authorized and executed, and (assuming their due authentication by the Trustee) when they have been duly issued and delivered in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws or judicial decisions of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding at law or in equity).

We have not examined, and are not opining with respect to, the law of any jurisdiction other than the law of the State of New York and the federal law of the United States of America.

We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated July 24, 2006, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption "Experts" contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours, /s/ LeBoeuf, Lamb, Greene & MacRae LLP